For Immediate Release

Contacts:

Mark St. Clare, FileNet Corp.                 Bonnie McBride (investor contact)
Chief Financial Officer                       Lynne Farris (general information)
(714) 966-3577                                Financial Relations Board
mstclare@filenet.com                          (415) 986-1591

Colleen Edwards, FileNet Corp.
(714) 966-3218
E-mail: cedwards@filenet.com


                 FileNet Announces Estimated First Quarter Loss
                            and Plans to Restructure

Costa Mesa, CA, April 1, 1997 - FileNet Corporation (Nasdaq NM: FILE) today announced that it expects to report a net loss of approximately $9.0 million, or 60 cents per share, for the first quarter ended March 31, 1997. The Company expects to report first quarter revenue of approximately $47 million. This compares with first quarter 1996 revenue of $66.7 million and a net loss of $11.8 million, or 79 cents per share, which included a one-time after-tax charge of $16 million for merger, restructuring, and write-off of purchased in-process research and development costs.

"New orders were unexpectedly weak for the quarter," stated Ted Smith, president and chief executive officer. "The weakness was experienced in both our domestic and international markets. In particular, several large orders solicited by our European and North American sales organizations did not come through."

In April, the Company will begin consolidating its imaging product development groups. As a result, the Company will be relocating those activities from its Watermark facilities in Burlington, Massachusetts to Costa Mesa, California. An estimated restructuring charge related to these activities ranging between $2.5 million and $3.0 million is expected to be recorded in the second quarter of 1997.

Additionally, in light of the slower than expected growth, the Company will begin to adjust its expense levels, primarily through headcount reduction, attrition, and reduced hiring, during the second quarter of 1997. Restructuring charges relative to these changes will also be reflected in the second quarter of 1997 but cannot be determined until a restructuring plan is completed.

FileNet expects to announce final results on April 23, 1997.

The foregoing statements regarding anticipated first quarter results and second quarter restructuring activities are preliminary and constitute forward-looking information. Actual results could differ materially. Among the factors that could cause actual results to differ are the following: adjustments made in connection with closing the first quarter; increases or decreases in reserve accounts; changes in the level of headcount reduction from that currently contemplated; or unanticipated charges in connection with the Watermark relocation. For a more detailed discussion of those and other factors that may affect the Company's future results, please refer to "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Factors That May Affect Future Results" in the Company's Annual Report for the year ended December 31, 1995, "Business -- Certain Considerations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996. Fourth quarter and year-end 1996 financial results can be found in FileNet's February 10, 1997 press release located on the FileNet Home Page on the World Wide Web at www.filenet.com.

About FileNet

Costa Mesa, Calif.-based FileNet Corp. (http://www.filenet.com) delivers to corporate and government organizations a Foundation for Enterprise Document Management(TM) through a family of workflow, document-imaging, electronic document management, and COLD(TM) (Computer Output to Laser Disk) client/server and Internet software solutions. The Company's FileNet(R), Greenbar(TM), Saros(R), and Watermark(R) products provide its customers the benefits of streamlined business processes and enhanced management of information assets across the enterprise. FileNet, the 34th largest independent software vendor worldwide according to Software Magazine, markets its products in more than 60 countries through the FileNet sales and support organization, and the ValueNet(R) Partner Program of resellers, system integrators, and application developers. For more information, call (800) FILENET (345-3638) or (714) 966-3400.


FileNet, Saros, Watermark and ValueNet are registered trademarks and Greenbar, COLD and Foundation for Enterprise Document Management are trademarks of FileNet Corp.